Filed pursuant to Rule 433
Dated October 31, 2006

Relating to
Pricing Supplement No. 135 dated October 31, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES G

Euro Floating Rate Senior Bearer Notes Due April 13, 2016
(Reopening)

Issuer:	Morgan Stanley
Principal Amount:	€250,000,000
Maturity Date:	April 13, 2016
Trade Date:	October 31, 2006
Original Issue Date (Settlement):	November 6, 2006
Interest Accrual Date:	October 13, 2006
Redemption at Maturity:	100%
Issue Price (Price to Public):	99.912%, plus accrued interest from and including October 13, 2006 of 0.2591%
Agents’ Commission:	0.45%
All-in Price:	99.462% plus accrued interest from and including October 13, 2006 of 0.2591%
Net Proceeds to Issuer:	€248,655,000
Base Rate:	EURIBOR
Spread (plus or minus):	Plus 0.40%
Index Maturity:	Three months
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each January 13, April 13, July 13 and October 13, beginning January 13, 2007
Initial Interest Rate for the Reopening:	3.9655% (equal to the Base Rate plus the Spread)
Initial Interest Reset Date for the Reopening:	January 13, 2007
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Interest Determination Dates:	The second TARGET Settlement Day immediately preceding each Interest Reset Date
Day Count Convention:	Actual/360
Specified Currency:	Euro (“€”)
Minimum Denomination:	€50,000 and integral multiples of €1,000 in excess thereof
Business Day:	London, TARGET Settlement Day and New York
Listing:	London
Temporary Common Code	027421610
Permanent Common Code:	025097122
Temporary ISIN:	XS0274216109
Permanent ISIN:	XS0250971222
Issuer Ratings:	Aa3 / A+ / AA-
Agents:	Morgan Stanley & Co. International Limited and such other agents as shall be named in the above-referenced Pricing Supplement

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006